POLONIA BANCORP, INC. REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2013

Huntingdon Valley, Pennsylvania — February, 28, 2014. Polonia Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: PBCP), the holding company of Polonia Bank (the “Bank”), reported a net loss of $40,000 for the quarter ended December 31, 2013 versus a net loss of $274,000 for the quarter ended December 31, 2012. The Company reported a net loss of $246,000 for the year ended December 31, 2013 versus a net loss of $300,000 for the year ended December 31, 2012.

Net interest income increased $76,000 to $2.1 million and $304,000 to $8.1 million for the quarter and year ended December 31, 2013, respectively, compared to the same periods in the prior year. The increase in net interest income for both the quarter and year end periods in 2013 was due primarily to a higher average balance of loans and a lower average cost of funds, partially offset by a lower average yield on loans and a higher average balance of FHLB advances.

The provision for loan losses decreased $583,000 to $100,000 and $423,000 to $574,000 for the quarter and year ended December 31, 2013 as compared to the same periods in the prior year. The provision for loan losses decreased for the quarter and year ended December 31, 2013 as compared to the same periods in the prior year as a result of a lower amount of non-performing loans at the end of the period as compared to the previous year. At December 31, 2013, non-performing loans totaled $2.9 million compared to $3.6 million at December 31, 2012. A decrease in non-performing multi-family and commercial real estate loans of $1.4 million, partially offset by an increase in one-to-four family loans of $814,000 contributed to the lower balance of non-performing loans at December 31, 2013. Net loan charge-offs for the year ended December 31, 2013 were $704,000 compared to $769,000 for 2012.

Noninterest income was $1.3 million and $1.4 million for the quarters ended December 31, 2013 and 2012, respectively, and $5.6 million and $3.1 million for the years ended December 31, 2013 and 2012, respectively. The $2.5 million increase in noninterest income for the year ended December 31, 2013 was primarily attributable to an increase in the gain on the sale of loans of $2.6 million as compared to the year ended December 31, 2012.

Noninterest expenses increased $200,000 and $3.1 million for the quarter and year ended December 31, 2013, respectively, compared to the same periods in 2012. Higher noninterest expenses for the quarter and year ended December 31, 2013 were mainly due to the salary and compensation expenses and costs related to the operation of our Retail Mortgage Banking Division and the amortization of the indemnification asset associated with the loss sharing agreements entered into with the FDIC in connection with our acquisition of Earthstar Bank in 2010.

Total assets increased $38.1 million, or 14.2%, to $305.6 million at December 31, 2013 from $267.5 million at December 31, 2012, partially due to a $61.1 million increase in total loans, partially offset by declines in cash and cash equivalents, investment securities and loans held for sale. Cash and cash equivalents decreased $9.3 million as a result of increased lending during 2013. Securities decreased $8.2 million primarily as a result of payments received offset by purchases. Loans held for sale decreased $5.9 million or 49.1%, to $6.1 million at December 31, 2013.

Total liabilities at December 31, 2013 were $265.3 million compared to $226.3 million at December 31, 2012, an increase of $39.0 million. The increase in liabilities was primarily due to an increase of $33.5 million in Federal Home Loan Bank of Pittsburgh advances and a $4.6 million increase in deposits. Total stockholders’ equity decreased $885,000, or 2.2%, to $40.3 million at December 31, 2013, partially due to the purchase of shares to fund restricted stock awards.

Polonia Bancorp, Inc. is the holding company for Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 88 years. We currently operate six full-service locations in Montgomery and Philadelphia Counties, Pennsylvania.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

	At December 31,	At December 31,
	2013	2012
(In thousands, except per share data)	(unaudited)	(unaudited)
Financial Condition Data:
Total assets	$305,583	$267,464
Securities available-for-sale	15,271	16,139
Securities held-to-maturity	51,320	58,605
Loans held for sale	6,143	12,060
Loans receivable	183,428	117,542
Covered loans	16,523	21,260
Total loans	199,951	138,802
Less: allowance for loan losses	1,378	1,508
Net loans	198,573	137,295
Cash and cash equivalents	15,764	25,062
Deposits	201,322	196,723
FHLB Advances – long-term	59,000	25,500
Stockholders’ equity	40,300	41,185
Book value per common share	$11.48	$11.73

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating Data:
Interest income	$2,873	$2,672	$10,732	$10,544
Interest expense	764	639	2,589	2,706
Net interest income	2,109	2,033	8,143	7,839
Provision for loan losses	100	683	574	997
Net interest income after provision for
loan losses	2,009	1,350	7,569	6,841
Non-interest income	1,316	1,387	5,577	3,094
Non-interest expense	3,370	3,155	13,512	10,397
Loss before income tax benefit	(45)	(418)	(366)	(462)
Income tax benefit	(5)	(144)	(120)	(161)
Net loss	$(40)	$(274)	$(246)	$(300)
Basic and diluted earnings per share	$(0.01)	$(0.08)	$(0.07)	$(0.09)

	At or For the		At or For the
	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
(In thousands, except per share data)	(Unaudited)		(Unaudited)
Performance Ratios (1):
Return on average assets	(0.05)%	(0.41)%	(0.09)%	(0.11)%
Return on average equity	(0.39)	(3.05)	(0.60)	(1.00)
Interest rate spread (2)	2.82	3.07	2.98	3.12
Net interest margin (3)	2.97	3.22	3.13	3.23
Non-interest expense to
average assets	4.54	4.71	6.54	3.98
Efficiency ratio (4)	98.42	92.25	98.48	95.10
Average interest-earning
assets to average interest-
bearing liabilities	114.19	115.18	115.70	109.86
Average equity to average
assets	13.74	13.42	14.94	11.49

Asset Quality Ratios:
Allowance for loan losses as a percent of total
loans	0.69%	1.09%
Allowance for loan losses as a percent of non-
performing loans	48.13	42.18
Net charge-offs to average outstanding
loans during the period	0.40	0.53
Non-performing loans as a percent of total
loans	1.43	2.58
Non-performing assets as a percent of total
assets	1.02	1.40

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(1)	Performance ratios for the three and nine month periods have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

CONTACT:

Paul D. Rutkowski

Chief Financial Officer and Corporate Secretary

(215) 938-8800